SECURITIES AND EXCHANGE COMMISSION
                      Washington, DC 20549



                            FORM 8-K




                         CURRENT REPORT

             Pursuant to Section 13 or 15(d) of the
                Securities Exchange Act of 1934



Date of Report (date of earliest event reported) August 25, 1997



                   MDU RESOURCES GROUP, INC.
     (Exact name of registrant as specified in its charter)



            Delaware               1-3480          41-0423660

(State or other jurisdiction (Commission   (I.R.S. Employer
 of incorporation)            File Number)  Identification No.)




    400 North Fourth Street, Bismarck, ND     58501
  (Address of principal executive offices  (Zip Code)




Registrant's telephone number, including area code (701) 222-7900

Item 5. Other Events

As discussed in the Registrant's June 30, 1997 Quarterly Report on Form 10-Q, in the matter of the estate of W. A. Moncrief (Moncrief) vs. Williston Basin Interstate Pipeline Company (Williston Basin) and the Registrant, the Federal District Court for the District of Wyoming (Federal District Court) on June 26, 1997, issued its order awarding Moncrief damages of approximately $15.6 million. On July 25, 1997, the Federal District Court issued an order limiting Moncrief's reimbursable costs to post-judgment interest, instead of both pre- and post-judgment interest as Moncrief had sought. Through the course of this action Moncrief had submitted damage calculations which totalled approximately $19 million or, under its alternative pricing theory, approximately $39 million.

On August 25, 1997, Moncrief filed a notice of appeal with the United States Court of Appeals for the Tenth Circuit related to the Federal District Court's orders. On September 2, 1997, Williston Basin and the Registrant filed a notice of cross-appeal. Williston Basin believes it is entitled to recover from ratepayers virtually all of the costs ultimately incurred as a result of this action as gas supply realignment transition costs pursuant to the provisions of the Federal Energy Regulatory Commission's (FERC) Order 636. However, the amount of costs which can ultimately be recovered are subject to approval by the FERC and market conditions.

Item 7. Financial Statements and Exhibits

        (c)   Exhibits.

              (12)  Computation of Ratio of Earnings to Fixed
                    Charges

                            SIGNATURE


    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                MDU RESOURCES GROUP, INC.


DATE:  September  9, 1997       By   /s/ Warren L. Robinson
                                   Warren L. Robinson
                                   Vice President, Treasurer and
                                     Chief Financial Officer


                          EXHIBIT INDEX


                                                     Sequential
Exhibit No.                                          Page Number

(12)        Computation of Ratio of
  Earnings to Fixed Charges